Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-269351, 333-262804, 333-262807, 333-262812, 333-263557, 333-262809, 333-269821, 333-269824, 333-269829, 333-269828, 333-265008 and 333-262805) of Equitable Financial Life Insurance Company of our report dated February 21, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of retrospectively adopting ASU 2018-12: Targeted Improvements to the Accounting for Long-Duration Contracts discussed in Note 2, which is as of May 17, 2023, relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 17, 2023